Power of Attorney

The undersigned confirms that he has authorized and designated Mike McShane and Philip A. Choyce to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Grant Prideco, Inc. The authority of Mike McShane and Philip A. Choyce granted hereunder shall continue until earlier revoked in writing or their no longer serving as executive officers of Grant Prideco, Inc.

Dated:	April 8, 2004

/s/ David R. Black